Filed pursuant to Rule 424(b)(2)

Registration No. 333-141311

Prospectus Supplement

(To prospectus dated March 15, 2007)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (1)(2)
Common Stock, par value $.001 per share	132,806	$7,119,471	$218.57

Rights to purchase Series A Junior Participating Preferred Stock (3)	—	—	—

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” in the Company’s Registration Statement on Form S-3 (File No. 333-141311) in accordance with Rules 456(b) and 457(r) under the Securities Act.

(3)	Associated with the Common Stock of Health Net, Inc. are rights to purchase Series A Junior Participating Preferred Stock of Health Net, Inc. that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events. No separate consideration will be received by Health Net, Inc. for the initial issuance of the rights to purchase the Series A Junior Participating Preferred Stock.

Health Net, Inc.

132,806 Shares Common Stock

We have entered into a distribution agreement with J.P. Morgan Securities Inc. (“JPMS”), dated March 15, 2007, in settlement of our obligation to JPMorgan Chase Bank, National Association, London Branch (“JPMCB”), pursuant to an accelerated share repurchase agreement, dated December 13, 2006, between us and JPMS, as agent for JPMCB. Pursuant to the distribution agreement, we delivered 132,806 shares of our common stock, par value $.001 per share, to an affiliate of JPMCB for sale through JPMS at prices related to the prevailing market price for such shares which resulted in aggregate proceeds of $7,119,471. JPMS received from us a commission of 1.0% based on the gross sales price per share for the shares sold through it or an aggregate commission of $71,194. We did not receive any proceeds from the sales of the shares.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated March 15, 2007.

You should carefully read this prospectus supplement and the prospectus, together with the documents incorporated by reference, before you invest in our common stock.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the ticker symbol “HNT”. On March 15, 2007, the last reported sales price for our common stock on the NYSE was $53.67 per share.

See “Risk Factors” beginning on page 21 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference herein, to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 16, 2007.

PROSPECTUS

Health Net, Inc.

Common Stock

This prospectus relates to shares of common stock of Health Net, Inc. that we expect to deliver to an affiliate of JPMorgan Chase Bank, National Association, London Branch (“JPMCB”), in settlement of our obligation to JPMCB pursuant to an accelerated share repurchase agreement. The affiliate may offer and sell our common stock from time to time, through J.P. Morgan Securities Inc. (“JPMS”), at market prices and in amounts and on terms that will be determined at the time of the offering. We do not expect to receive any proceeds from the offerings made pursuant to this prospectus.

You should carefully read this prospectus and any prospectus supplement, together with the documents incorporated by reference, before you invest in our common stock.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the ticker symbol “HNT”.

See “Risk Factors” beginning on page 21 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference herein, to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 15, 2007.

In this prospectus, “Health Net,” “we,” “us,” “our” and similar terms refer to Health Net, Inc. and its subsidiaries, unless otherwise stated or the context requires otherwise. References to the “Company” are to Health Net, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We make available free of charge on or through our Internet web site, www.healthnet.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (“SEC”). Copies of our Corporate Governance Guidelines, Code of Business Conduct and Ethics and charters for the Audit Committee, Compensation Committee, Governance Committee and Finance Committee of our Board of Directors are also available on our Internet web site. We will provide electronic or paper copies free of charge upon request.

We are subject to the information and reporting requirements of the Exchange Act, under which we file periodic reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC. 20549, and the SEC’s regional office located at 233 Broadway, New York, NY 10279 or 500 West Madison Street, Suite 1400, Chicago, IL 60600 or on the Internet at http://www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information about the Public Reference Room. In addition, these filings may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY 10005. These filings also are available on our corporate website, www.healthnet.com. Information contained on our website is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

Rather than include certain information in this prospectus that we have already included in reports filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly filed documents that contain the information. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the following documents filed by Health Net, Inc.:

•

The description of our common stock and the associated rights to purchase Series A Junior Participating Preferred Stock contained in our Registration Statement on Form 8-A dated July 28, 2006 (filed July 28, 2006);

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;
•	Current Report on Form 8-K dated January 3, 2007 (filed January 3, 2007);

•	Current Report on Form 8-K dated February 8, 2007 (filed February 8, 2007);

•	Current Report on Form 8-K dated February 23, 2007 (filed February 28, 2007);

•	Current Report on Form 8-K dated March 13, 2007 (filed March 13, 2007); and

•	Current Report on Form 8-K dated March 13, 2007 (filed March 14, 2007).

In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of the filing of such reports and documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

i

We will provide without charge to each person to whom this prospectus is delivered, upon request of such person, a copy of any or all documents that are incorporated into this prospectus by reference, other than exhibits to any such document unless such exhibits are specifically incorporated by reference into the document to which this prospectus refers. You should direct such requests to Health Net, Inc., 21650 Oxnard Street, Woodland Hills, California 91367, Attention: Investor Relations, Tel: (818) 676-6000.

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell any shares of common stock in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus.

ii

HEALTH NET, INC.

We are an integrated managed care organization that delivers managed health care services through health plans and government sponsored managed care plans. We operate and conduct our businesses through subsidiaries of Health Net, Inc., which is among the nation’s largest publicly traded managed health care companies.

Our health plans and government contracts subsidiaries provide health benefits through our health maintenance organizations, or HMOs, insured preferred provider organizations, or PPOs, and point-of-service, or POS, plans to approximately 6.6 million individuals in 27 states and the District of Columbia through group, individual, Medicare, (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, TRICARE and Veterans Affairs programs. Our behavioral health services subsidiary, Managed Health Network, provides behavioral health, substance abuse and employee assistance programs to approximately 7.3 million individuals. Our subsidiaries also offer managed health care products related to prescription drugs and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs. In addition, we own health and life insurance companies licensed to sell exclusive provider organization, also known as “EPO”, PPO, POS and indemnity products, as well as auxiliary non-health products such as life and accidental death and dismemberment, dental, vision, behavioral health and disability insurance.

Our executive offices are located at 21650 Oxnard Street, Woodland Hills, California 91367, and our Internet web site address is www.healthnet.com. Information contained on our website is not part of this prospectus.

RISK FACTORS

An investment in our common stock is subject to certain risks. A description of some of those risks and the uncertainties we face is set forth under Part I, Item IA under “Risk Factors” on page 21 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and incorporated herein by reference. You should read these risk factors before you consider buying shares of the common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 21E of the Exchange Act, and Section 27A of the Securities Act of 1933, as amended, regarding our business, financial condition and results of operations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements involve risks and uncertainties. All statements other than statements of historical information provided or incorporated by reference herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes, “ “anticipates, “ “plans, “ “expects, “ “may,” “should,” “could, “ “estimate” and “intend” and other similar expressions are intended to identify forward-looking statements. Managed health care companies operate in a highly competitive, constantly changing environment that is significantly influenced by, among other things, aggressive marketing and pricing practices of competitors and regulatory oversight. Factors that could cause our actual results to differ materially from those reflected in forward-looking statements include, but are not limited to, those risks discussed in our other filings from time to time with the SEC.

Any or all forward-looking statements in this prospectus, the documents incorporated by reference herein and in any other public filings or statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many of the factors under the heading “Risk Factors” on page 21 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, will be important in determining future results. These factors should be considered in conjunction with any discussion of operations or results by us or our representatives, including any forward-looking discussion, as well as comments contained in press releases, presentations to securities analysts or investors or other communications by us. You should not place undue reliance on any forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date thereof. Except as may be required by law, we do not undertake to address or update forward-looking statements in future filings or communications regarding our business or operating results, and do not undertake to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and certain provisions of our sixth amended and restated certificate of incorporation, referred to as the Certificate of Incorporation in this prospectus, ninth amended and restated bylaws, as amended, referred to as the Bylaws in this prospectus, and agreements with our stockholders as well as certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our Certificate of Incorporation, Bylaws and such other agreements, copies of which are available as set forth above under the caption entitled “Where You Can Find More Information.”

General

Our authorized capital stock consists of 350,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of January 31, 2007, we had 111,911,622 shares of common stock (excluding 28,816,339 shares held as treasury stock) issued and outstanding. Although 200,000 shares of preferred stock have been designated as “Series A Junior Participating preferred stock” in connection with the Rights Agreement discussed below, as of January 31, 2007, there were no shares of preferred stock issued and outstanding. See “—Rights Agreement.”

Common Stock

Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the prior rights of the holders of preferred stock, holders of common stock are entitled to receive dividends when, as and if, declared by the Company’s board of directors out of funds legally available therefor, and to share ratably in the assets of the Company legally available for distribution to the stockholders in the event of liquidation or dissolution. The common stock has no preemptive rights and no subscription or redemption privileges. The common stock does not have cumulative voting rights, which means the holder or holders of more than half of the shares voting for the election of directors can elect all the directors then being elected. All the outstanding shares of common stock are fully paid and not liable for further call or assessment.

Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of preferred stock. The Company’s board of directors is authorized to establish one or more series of preferred stock having the dividend rights, dividend rates, conversion rights or right of exchange, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and any other rights, preferences, privileges and restrictions that the board of directors may designate.

Depending on the rights of preferred stock, the issuance of preferred stock could have an adverse effect on holders of common stock by delaying or preventing a change in control of the Company, making removal of the present management of the Company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of common stock.

In connection with the Rights Agreement discussed below, the Company’s board of directors has established a series of 200,000 shares of preferred stock designated as “Series A Junior Participating preferred stock,” the terms of which are set forth in the Company’s Certificate of Incorporation. See “— Rights Agreement.”

Rights Agreement

The shares of common stock are subject to the Rights Agreement, dated as of July 27, 2006, between the Company and Wells Fargo Bank, N.A. as rights agent, or the Rights Agreement, which entitles the holders of the common stock to rights to purchase shares of Series A Junior Participating preferred stock, or Rights. The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company’s board of directors.

The description of the Rights under the Rights Agreement set forth in Item 1 of the Form 8-A, filed with the SEC on July 28, 2006, with respect to the Rights is incorporated herein by reference.

Antitakeover Effects of Certain Provisions of Delaware Law and the Company’s Certificate of Incorporation and Bylaws

The following provisions of Delaware law and of the Company’s Certificate of Incorporation and Bylaws may have an effect of delaying or preventing a change in control of the Company:

Delaware business combination statute. The Company is subject to Section 203 of the Delaware General Corporation Law, or the DGCL, which prohibits a publicly held corporation from engaging in a “business combination” with an “interested stockholder” for three years after the stockholder becomes an interested stockholder, unless the corporation’s board of directors and stockholders approve the business combination in a prescribed manner. An “interested stockholder” is a person who directly or indirectly owns 15% or more of the corporation’s outstanding voting stock. A “business combination” includes a merger, asset sale or other transaction which results in a financial benefit to the interested stockholder. Delaware law does not prohibit these business combinations if (1) before the stockholder becomes an interested stockholder, the corporation’s board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder, (2) after the transaction that results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the corporation’s outstanding stock or (3) the corporation’s board approves the business combination and the holders of at least two-thirds of the corporation’s outstanding voting stock, which the interested stockholder does not own, authorize the business combination.

Certificate of Incorporation provision governing certain business combinations. The Certificate of Incorporation provides that (1) any merger or consolidation of the Company with any Interested Stockholder (as defined below) or any other corporation that is, or after such merger or consolidation would be, an Affiliate or Associate (as such terms are defined in Rule 12b-2 under the Exchange Act, as in effect on January 28, 1994) of an Interested Stockholder, (2) any sale, lease or other disposition to or with or on behalf of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder that has an aggregate fair market value and/or involves aggregate commitments of $10,000,000 or more or that constitutes more than 5% of the book value of the total assets or 5% of stockholders’ equity of the entity in question, (3) certain liquidations or dissolutions of the Company and any proposal to amend the Company’s Certificate of Incorporation or Bylaws made on behalf of an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder or (4) certain reclassifications and recapitalizations or other transactions that have the effect of increasing an Interested Stockholder’s proportionate share of the Company’s capital stock, or collectively items (1) through (4) above are referred to as Business Combinations, shall require, subject to certain exceptions, the affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all the then outstanding shares of the Company’s capital stock which by its terms may be voted, referred to in this prospectus as Voting Stock, on all matters submitted to stockholders of the Company generally other than the Voting Stock of which an Interested Stockholder is the beneficial owner. The foregoing requirements generally do not apply to a Business

Combination approved by a disinterested majority of the Continuing Directors (as defined below) or if certain other requirements are met. Such other requirements are designed to provide an incentive to an Interested Stockholder to treat the stockholders within a class equally, to discourage discriminatory two-tiered transactions and to encourage an Interested Stockholder to furnish timely information regarding such Business Combination. “Interested Stockholder” generally means any person (other than the Company or any of its subsidiaries and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Company or any of its subsidiaries or any trustee of or fiduciary with respect to any such plan or the Co-Presidents of the Company on January 28, 1994) who is (1) a beneficial owner of or has announced or publicly disclosed a plan or intention to become the beneficial owner of 10% or more of the outstanding Voting Stock or (2) an Affiliate or Associate (other than the Co-Presidents of the Company on January 28, 1994) of the Company that, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the outstanding Voting Stock. “Continuing Director” generally means any member of the board of directors, while such person is a member of the board of directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the board of directors prior to the time that an Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the board of directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors. The affirmative vote of at least 80% of the Voting Stock not held by an Interested Stockholder would be necessary for any amendment or repeal of the provisions of the Certificate of Incorporation described in this paragraph, unless the amendment or recall were unanimously recommended by the board of directors and all of such directors were persons who would be eligible to serve as Continuing Directors.

Authorized but unissued shares. Under the Certificate of Incorporation, authorized but unissued shares of common stock and preferred stock are available for issuance by the Company without stockholder approval. The Certificate of Incorporation authorizes the Company’s board of directors to establish the terms of any preferred stock. See “—Preferred Stock.”

Stockholder action by written consent. The Certificate of Incorporation prohibits the taking of stockholder action by written consent without a meeting.

Written notice of stockholder proposals and nominations. The Company’s Bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing. The Bylaws also specify requirements as to the form and content of a stockholder’s notice.

Number of directors; filling vacancies. The Certificate of Incorporation and Bylaws provide that the Company’s board of directors shall consist of not less than three nor more than 20 directors and allow the board of directors to fix the exact number of directors by resolution. Generally, except in the case of a vacancy arising as a result of the removal of a director by shareholder vote, any vacancy in the board of directors may be filled by a majority of the board of directors then in office, and a quorum is not necessary unless the vacancy results from an increase in the number of directors.

Amendment of the Certificate of Incorporation. The Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the then outstanding shares of Voting Stock for amendments to the provisions thereof relating to (1) composition of the board of directors and stockholder meetings, (2) indemnification by the Company of its directors, officers, employees and agents, (3) liability of directors for breach of fiduciary duty, (4) Business Combinations with Interested Stockholders and (5) amendment of the Certificate of Incorporation.

Bylaw amendments. In accordance with the Certificate of Incorporation, the Bylaws are subject to adoption, amendment, repeal or rescission (collectively referred to as a “Change”) either by (1) the approval of 75% of the authorized number of directors and, if one or more Interested Stockholder exists, by a majority of the directors who are Continuing Directors or (2) the affirmative vote of the holders of not less than 80% of the then outstanding shares of Voting Stock and, if the Change is proposed by or on behalf of an Interested Stockholder or a director affiliated with an Interested Stockholder, by the affirmative vote of the holders of a majority of the disinterested shares. The Bylaws provide that the board has the power to amend, alter or repeal the Bylaws by an affirmative vote of 75% of the entire board of directors, as then constituted.

Special meetings. The Certificate of Incorporation provides that special meetings of stockholders may only be called by either the Chairman of the Board or a majority of the board of directors. Where a proposal requiring stockholder approval is made by or on behalf of an Interested Stockholder or director affiliated with an Interested Stockholder, or where an Interested Stockholder otherwise seeks action requiring stockholder approval, then the affirmative vote of a majority of the Continuing Directors would also be required to call a special meeting of stockholders for the purpose of considering each proposal or obtaining such approval. The Bylaws provide that only the business specified in the notice of any special meeting of the stockholders shall come before such meeting.

Limitation of Liability and Indemnification of Directors and Officers

The Certificate of Incorporation provides that no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by the director as a director, except that a director shall be liable to the extent provided by applicable law (1) for breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Both the Certificate of Incorporation and the Bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by applicable law. The Company is also required under both the Certificate of Incorporation and the Bylaws to advance, to the maximum extent permitted by law, expenses incurred in connection with any such action, suit or proceeding so long as the director or officer undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to be indemnified.

The foregoing summary description of the common stock does not purport to be complete and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws.

Listing

Our common stock is listed on the NYSE under the ticker symbol “HNT”.

Transfer Agent

The transfer agent for the common stock is Wells Fargo Bank, N.A. You can write to our transfer agent at: Wells Fargo Shareowner Services, P.O. Box 64854, St. Paul, Minnesota 55164-0854, email stocktransfer@wellsfargo.com, or telephone (800) 468-9716 or (651) 450-4064.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, an affiliate of JPMCB is expected to receive all of the proceeds from the sale of the shares of common stock offered by this prospectus in settlement of our obligations under the accelerated share repurchase agreement, dated December 13, 2006, between us and JPMS, as agent for JPMCB, which we refer to as an “asr agreement” and which we describe below under “Plan of Distribution.” We will not receive any proceeds from the sale of those shares, unless the amount of net proceeds from the sale of those shares exceeds our obligations under the asr agreement.

PLAN OF DISTRIBUTION

We expect to settle our obligations under the asr agreement with JPMCB, by delivering shares of our common stock to an affiliate of JPMCB. If we do so, we intend to make this prospectus available to the affiliate for the purpose of selling those shares in a manner described below. In that case, JPMS may be deemed to be an “underwriter” as defined in the Securities Act, and we would expect to enter into a distribution agreement with JPMS pursuant to which we will indemnify it against certain civil liabilities, including liabilities under the Securities Act. We will also pay the registration and certain other expenses related to any such offering. In addition, because in that case more than 10% of the proceeds of the offering will be received by a member of NASD, the offering will be conducted in compliance with the NASD Rule 2710(h). JPMS may offer and sell the shares from time to time in one or more of the following types of transactions (including block transactions):

•	on any national exchange on which the shares may be listed or any automatic quotation system through which the shares may be quoted;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	to cover hedging transactions;

•	through the issuance of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options;

•	underwritten offerings;

•	a combination of such methods of sale; and

•	any other legally available means.

JPMS may sell the common stock from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of the sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

JPMS and its affiliates have, and in the future may, engage in transactions with, or perform other services for, us or our affiliates in the ordinary course of business. We expect to pay a customary fee to JPMS or its affiliates in connection with such services. JPMS has informed us that as of March 12, 2007, it beneficially owned (excluding affiliates) less than 5% of our outstanding common stock based on the total number of our outstanding shares as of January 31, 2007. In addition, an affiliate of JPMS is a lender under certain credit facilities of the Company, including the $300 million Term Loan Agreement, entered into as of June 23, 2006, among the Company, as Borrower, the lenders named in therein, Citicorp USA, Inc., as Syndication Agent and JPMorgan Chase Bank, N.A., as Administrative Agent and the Credit Agreement, dated as of June 30, 2004, as amended, among the Company, as Borrower, the lenders named therein and Bank of America, N.A., as Administrative Agent.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Health Net, Inc. by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting (which is included under Part II, Item 9A in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and include an explanatory paragraph referring to the Company’s change in its method of accounting for share-based compensation in 2006, (2) express all unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Health Net, Inc.

Common Stock